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Media – Blair Fasbender Rosenberg
646-429-6032
media@macys.com

Investors – Monica Koehler
513-579-7780
investors@macys.com

Macy’s, Inc. Reports First Quarter 2018 Earnings

Continued improvement in stores and double-digit growth in digital business combine for strong profit and sales performance

Company raises earnings and sales guidance for fiscal 2018

CINCINNATI--May 16, 2018-- Macy’s, Inc. (NYSE: M) today reported first quarter 2018 earnings per diluted share of $0.45, or $0.48 excluding impairment and other costs. This compares to $0.26 per share in the first quarter of 2017 for both reported and adjusted diluted earnings per share. Also excluding asset sale gains, earnings per diluted share attributable to Macy’s, Inc. were $0.42 in the first quarter of 2018. This compares to $0.12 per share in the first quarter of 2017.

The company also reported comparable sales on an owned basis that were up 3.9 percent in the first quarter of 2018 compared to the first quarter of 2017. On an owned plus licensed basis, comparable sales were up 4.2 percent for the first quarter of 2018.

“Macy’s, Inc.'s results for the first quarter of 2018 reflect continuing momentum in the business. We exceeded our expectations and saw strong performance across all three brands—Macy’s, Bloomingdale’s, and Bluemercury—as well as across all geographic regions and families of business. We are maintaining a healthy inventory position, which helped us deliver improved gross margin,” said Jeff Gennette, Macy’s, Inc. chairman and chief executive officer. “The winning formula for Macy’s, Inc. is a healthy brick & mortar business, robust e-commerce and a great mobile experience. While we have more work to do, the continuing improvement in our stores is encouraging and we once again achieved double-digit growth in the digital business. Our best customer is responding well to the improvements we’ve made to her experience in our stores, on .com and through the Macy’s app.”

“Our first quarter performance reflects solid execution of our North Star Strategy, including merchandising and marketing activities. We also saw continued healthy consumer spending and significant improvements in international tourism. Taken together, these positive factors give us confidence to raise both our sales and earnings guidance for the fiscal year,” continued Gennette. “Heading into the second quarter, we are intensely focused on laying the foundation for our 2018 strategic initiatives to support improved performance in the back half of the year.”

Sales

Net sales in the first quarter of 2018 totaled $5.541 billion, an increase of 3.6 percent, compared with sales of $5.350 billion in the first quarter of 2017. Comparable sales on an owned basis were up 3.9 percent in the first quarter and up 4.2 percent on an owned plus licensed basis.

The company estimates that comparable sales in the first quarter of 2018 benefited approximately 250 basis points from the shift of Friends and Family from the second quarter to the first. Excluding this, the company estimates that comparable sales were up 1.7 percent on an owned plus licensed basis.

Operating Income and Net Income

Macy’s, Inc.’s operating income for the first quarter of 2018 totaled $238 million, or 4.3 percent of sales, compared to $219 million, or 4.1 percent of sales, for the first quarter of 2017. Operating income for the first quarter of 2018 totaled $257 million, or 4.6 percent of sales, excluding impairment and other costs of $19 million, which primarily relate to the wind-down of Macy's China Limited as discussed below. The company anticipates recognizing additional charges of approximately $10 million related to the wind-down over the course of fiscal 2018. There were no impairment and other costs in the first quarter of 2017.

Net income attributable to Macy's, Inc. shareholders for the first quarter of 2018 totaled $139 million, or 2.5 percent of sales, compared to $78 million, or 1.5 percent of sales, for the first quarter of 2017. Net income for the first quarter of 2018 totaled $149 million, or 2.7 percent of sales, excluding impairment and other costs. This compares to $80 million, or 1.5 percent of sales, in the first quarter of 2017, excluding premiums on the early retirement of debt. Also excluding asset sale gains, net income for the first quarter of 2018 totaled $131 million, or 2.4 percent of sales, compared to $38 million, or 0.7 percent of sales, in the first quarter of 2017.

Cash Flow

Net cash provided by operating activities was $322 million in the first quarter of 2018, compared to $237 million in the first quarter last year. Net cash used by investing activities in the first quarter of 2018 was $156 million, compared with $60 million a year ago. Net cash used by financing activities in the first quarter of 2018 was $99 million, compared with $273 million last year.

China Update

Macy’s, Inc. has set a new approach to its business in China. The company has come to a mutual agreement to end the joint venture with Fung Retailing Limited. Macy’s will remain active on Alibaba’s e-commerce platform TMall, as well as social media channels. The Macy’s e-commerce team in San Francisco will manage the ongoing China business with operational support from Fung Omni in Shanghai.

Looking Ahead - Raising Earnings and Sales Guidance

Macy's, Inc. is updating its guidance for fiscal 2018. The company now expects adjusted earnings per diluted share of $3.75 to $3.95 in fiscal 2018, excluding anticipated settlement charges related to the company’s defined benefit plans as well as impairment and other costs. This reflects an increase of 20 cents compared to the prior guidance. Total sales are expected to range from a 1 percent decline to a .5 percent increase in fiscal 2018. Comparable sales on an owned plus licensed basis are expected to increase between 1 and 2 percent. Comparable sales on an owned basis are expected to be 20-30 basis points below comparable sales on an owned plus licensed basis.

Total sales guidance is provided on a 52-week basis in 2018 compared to a 53-week basis in 2017. Comparable sales guidance is provided on a 52-week basis in both 2018 and 2017.

First quarter 2018 results, first quarter 2017 results and guidance for fiscal 2018 reflect the new accounting standards related to revenue recognition and retirement benefits. Macy's, Inc. has recast its quarterly income statements and balance sheets for 2016 and 2017 to reflect adoption of these new standards. These documents can be found on the investor relations page at www.macysinc.com.

Important Information Regarding Financial Measures

Please see the final pages of this news release for important information regarding the calculation of the company’s non-GAAP financial measures.

Macy’s, Inc. is one of the nation’s premier retailers. With fiscal 2017 sales of $24.837 billion and approximately 130,000 employees, the company operates approximately 690 department stores under the nameplates Macy’s and Bloomingdale’s, and more than 160 specialty stores that include Bloomingdale’s The Outlet, Bluemercury, Macy’s Backstage and STORY. Macy’s, Inc. operates stores in 44 states, the District of Columbia, Guam and Puerto Rico, as well as macys.com, bloomingdales.com and bluemercury.com. Bloomingdale’s stores in Dubai and Kuwait are operated by Al Tayer Group LLC under license agreements. Macy’s, Inc. has corporate offices in Cincinnati, Ohio, and New York, New York.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed real estate and other transactions, prevailing interest rates and non-recurring charges, the effect of federal tax reform, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NOTE: Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.’s call with analysts and investors will be held today (May 16) at 9:30 a.m. ET. The webcast is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call in on 1-800-239-9838, passcode 7668372. A replay of the conference call can be accessed on the website or by calling 1-888-203-1112 (same passcode), about two hours after the conclusion of the call.

MACY’S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 weeks ended		13 weeks ended
	May 5, 2018		April 29, 2017
	$	% to Net sales	$	% to Net sales

Net sales	$5,541		$5,350

Credit card revenues, net	157	2.8%	161	3.0%

Cost of sales	(3,382)	(61.0%)	(3,303)	(61.7%)

Selling, general and administrative expenses	(2,083)	(37.6%)	(2,057)	(38.5%)

Gains on sale of real estate	24	0.4%	68	1.3%

Impairment and other costs (Note 2)	(19)	(0.3%)	—	—%

Operating income	238	4.3%	219	4.1%

Benefit plan income, net	11		13

Interest expense, net	(66)		(84)

Premiums on early retirement of debt (Note 3)	—		(3)

Income before income taxes	183		145

Federal, state and local income tax expense (Note 4)	(52)		(68)

Net income	131		77

Net loss attributable to noncontrolling interest	8		1

Net income attributable to Macy's, Inc. shareholders	$139		$78

Basic earnings per share attributable to Macy's, Inc. shareholders	$.45		$.26

Diluted earnings per share attributable to Macy's, Inc. shareholders	$.45		$.26

Average common shares:
Basic	306.6		305.0
Diluted	309.4		306.9

End of period common shares outstanding	306.4		304.5

Depreciation and amortization expense	$235		$243

MACY’S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)
The 13 weeks ended April 29, 2017 have been recast to reflect the company's retrospective adoption of Accounting Standards Update No. 2014-09 (ASU 2014-09), Revenue from Contracts with Customers, on February 4, 2018. Further, because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended May 5, 2018 and April 29, 2017 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)
For the 13 weeks ended May 5, 2018, impairment and other costs associated with the wind-down of Macy's China Limited amounted to $19 million on a pre-tax basis. The after tax effect of these charges during the 13 weeks ended May 5, 2018 was $10 million after tax or $.03 per diluted share attributable to Macy’s, Inc.

(3)
The 13 weeks ended April 29, 2017 included $3 million, on a pre-tax basis, of premium expenses and fees associated with the early retirement of debt. The after tax impact during the 13 weeks ended April 29, 2017 was $2 million.

(4)
For the 13 weeks ended May 5, 2018, federal, state and local income taxes differed from the company's federal income tax statutory rate of 21% because of the effects of state and local taxes, including the settlement of various tax issues and tax examinations. Further, the 13 weeks ended May 5, 2018 and April 29, 2017 included the recognition of approximately $3 million and $11 million, respectively, of net tax deficiencies associated with share-based payment awards. These items as well as the enactment of U.S. federal tax reform in December 2017 resulted in an effective tax rate for the 13 weeks ended May 5, 2018 of 28.4% as compared to 46.9% for the 13 weeks ended April 29, 2017.

MACY’S, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	May 5, 2018	February 3, 2018	April 29, 2017
ASSETS:
Current Assets:
Cash and cash equivalents	$1,531	$1,455	$1,201
Receivables	250	363	345
Merchandise inventories	5,291	5,178	5,626
Prepaid expenses and other current assets	638	650	634
Total Current Assets	7,710	7,646	7,806

Property and Equipment – net	6,575	6,672	6,886
Goodwill	3,908	3,897	3,897
Other Intangible Assets – net	486	488	496
Other Assets	889	880	793

Total Assets	$19,568	$19,583	$19,878

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Short-term debt	$25	$22	$313
Merchandise accounts payable	2,045	1,590	2,028
Accounts payable and accrued liabilities	2,695	3,271	3,042
Income taxes	312	296	355
Total Current Liabilities	5,077	5,179	5,738

Long-Term Debt	5,857	5,861	6,412
Deferred Income Taxes	1,169	1,148	1,522
Other Liabilities	1,664	1,662	1,846
Shareholders' Equity:
Macy's, Inc.	5,821	5,745	4,362
Noncontrolling interest	(20)	(12)	(2)
Total Shareholders' Equity	5,801	5,733	4,360

Total Liabilities and Shareholders’ Equity	$19,568	$19,583	$19,878

Note: The prior year's amounts reflect the retrospective adoption of ASU 2014-09 on February 4, 2018.

MACY’S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

	13 weeks ended	13 weeks ended
	May 5, 2018	April 29, 2017
Cash flows from operating activities:
Net income	$131	$77
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment and other costs	19	—
Depreciation and amortization	235	243
Stock-based compensation expense	17	13
Gains on sale of real estate	(24)	(68)
Changes in assets and liabilities:
Decrease in receivables	105	170
Increase in merchandise inventories	(115)	(227)
Increase in prepaid expenses and other current assets	(20)	(16)
Increase in merchandise accounts payable	415	573
Decrease in accounts payable, accrued liabilities and other items not separately identified	(444)	(545)
Increase in current income taxes	25	3
Increase in deferred income taxes	19	41
Change in other assets and liabilities not separately identified	(41)	(27)
Net cash provided by operating activities	322	237

Cash flows from investing activities:
Purchase of property and equipment	(132)	(117)
Capitalized software	(58)	(60)
Disposition of property and equipment	23	96
Other, net	11	21
Net cash used by investing activities	(156)	(60)

Cash flows from financing activities:
Debt repaid	(3)	(152)
Dividends paid	(116)	(115)
Decrease in outstanding checks	(10)	(10)
Acquisition of treasury stock	—	(1)
Issuance of common stock	28	2
Proceeds from noncontrolling interest	2	3
Net cash used by financing activities	(99)	(273)

Net increase (decrease) in cash, cash equivalents and restricted cash	67	(96)
Cash, cash equivalents and restricted cash beginning of period	1,513	1,334

Cash, cash equivalents and restricted cash end of period	$1,580	$1,238

Note: The prior period's amounts reflect the retrospective adoption of ASU 2014-09, ASU 2016-18 (ASU 2016-18), Restricted Cash, and ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, on February 4, 2018. As a result of the adoption of ASU 2016-18, restricted cash of $49 million and $37 million have been included with cash and cash equivalents above for the first quarters of 2018 and 2017, respectively. Further, certain reclassifications were made to the prior period's amounts to conform with the classifications of such amounts in the most recent period.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures provide users of the company's financial information with additional useful information in evaluating operating performance. Management believes that providing supplemental changes in comparable sales on an owned plus licensed basis, which includes adjusting for growth in comparable sales of departments licensed to third parties and certain promotional events, assists in evaluating the company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, and in evaluating the impact of changes in the manner in which certain departments are operated. In addition, management believes that excluding certain items from operating income, net income and diluted earnings per share attributable to Macy's, Inc. shareholders that are not associated with the company’s core operations and that may vary substantially in frequency and magnitude period-to-period provides useful supplemental measures that assist in evaluating the company's ability to generate earnings and to more readily compare these metrics between past and future periods.

The reconciliation of the forward-looking non-GAAP financial measure of changes in comparable sales on an owned plus licensed basis to GAAP comparable sales (i.e., on an owned basis) is in the same manner as illustrated below, except that the impact of growth in comparable sales of departments licensed to third parties is the only reconciling item. In addition, the company does not provide the most directly comparable forward-looking GAAP measure of net income and diluted earnings per share attributable to Macy’s, Inc. shareholders excluding certain items because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company's financial position, results of operations or cash flows and should therefore be considered in assessing the company's actual and future financial condition and performance. Additionally, the amounts received by the company on account of sales of departments licensed to third parties are limited to commissions received on such sales. The methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages and per share figures)

Change in Comparable Sales

13 Weeks Ended May 5, 2018

Increase in comparable sales on an owned basis (Note 1)	3.9%

Impact of growth in comparable sales of departments licensed to third parties (Note 2)	0.3%

Increase in comparable sales on an owned plus licensed basis	4.2%

Impact of quarterly timing shift associated with the Spring 2018 Friends and Family promotional event	(2.5)%

Adjusted increase in comparable sales on an owned plus licensed basis	1.7%

Notes:

(1)
Represents the period-to-period percentage change in net sales from stores in operation throughout the year presented and the immediately preceding year and all online sales, excluding commissions from departments licensed to third parties. Stores impacted by a natural disaster or undergoing significant expansion or shrinkage remain in the comparable sales calculation unless the store is closed for a significant period of time. Definitions and calculations of comparable sales differ among companies in the retail industry.

(2)
Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and all online sales in the calculation of comparable sales. The company licenses third parties to operate certain departments in its stores and online and receives commissions from these third parties based on a percentage of their net sales. In its financial statements prepared in conformity with GAAP, the company includes these commissions (rather than sales of the departments licensed to third parties) in its net sales. The company does not, however, include any amounts in respect of licensed department sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e., on an owned basis). The amounts of commissions earned on sales of departments licensed to third parties are not material to its net sales for the periods presented.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

Net Income and Diluted Earnings Per Share Attributable to Macy's, Inc. Shareholders, Excluding Certain Items

The following is a reconciliation of the non-GAAP financial measures of net income and diluted earnings per share attributable to Macy’s, Inc. shareholders, excluding certain items identified below, to GAAP net income and diluted earnings per share attributable to Macy’s, Inc., shareholders, which the company believes to be the most directly comparable GAAP measures.

	13 Weeks Ended May 5, 2018	13 Weeks Ended April 29, 2017

Net income attributable to Macy’s, Inc. shareholders	$139	$78
Add back the pre-tax impact of impairment and other costs (Note)	13	—
Add back the pre-tax impact of premiums on the early retirement of debt	—	3
Deduct the income tax impact of certain items identified above	(3)	(1)
Net income attributable to Macy’s, Inc. shareholders, excluding certain items identified above	$149	$80

Deduct the pre-tax impact of gains on sale of real estate	(24)	(68)
Add back the income tax impact of gains on sale of real estate	6	26
Net income attributable to Macy’s, Inc. shareholders, excluding gains on sale of real estate and other certain items identified above	$131	$38

Note: The above pre-tax adjustment excludes impairment and other costs attributable to the noncontrolling interest shareholder of $6 million.

	13 Weeks Ended May 5, 2018	13 Weeks Ended April 29, 2017

Diluted earnings per share attributable to Macy’s, Inc. shareholders	$0.45	$0.26
Add back the pre-tax impact of impairment and other costs	0.04	—
Add back the pre-tax impact of premiums on the early retirement of debt	—	0.01
Deduct the income tax impact of certain items identified above	(0.01)	(0.01)
Diluted earnings per share attributable to Macy’s, Inc. shareholders, excluding certain items identified above	$0.48	$0.26

Deduct the pre-tax impact of gains on sale of real estate	(0.08)	(0.22)
Add back the income tax impact of gains on sale of real estate	0.02	0.08
Diluted earnings per share attributable to Macy’s, Inc. shareholders, excluding gains on sale of real estate and other certain items identified above	$0.42	$0.12